5835 Peachtree Corners East - Norcross, GA 30092
Norcross, GA 30092

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Third Quarter 2011 Results

Key Highlights:

•         FDA moving forward with PMA review for LuViva™; No panel meeting necessary

•         Production of demonstration units started as part of manufacturing ramp up

•         International distributor and key EU doctor meetings this week in Germany

•         Enrollment in feasibility study for Barrett’s Esophagus pipeline product near completion

Norcross, GA (November 14, 2011) -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced its operating results for the third quarter ended September 30, 2011.

Service revenue for the third quarter of 2011 was $1,021,000, compared $676,000 in the third quarter of 2010. Service revenue for the first nine months of 2011 was $2.7 million compared to $2.3 million for the first nine months of 2010. The increase in revenue is from contracts relating to the Company’s cervical cancer detection technology and Biofield co-development agreement.

The net loss available to common stockholders for the third quarter of 2011 was $2.7 million, or $0.06 per share. Included in the net loss was $2.3 million of warrant expenses related to the settlement of a claim. This compares to a net loss available to common stockholders of $635,000, or $0.01 per share, in the comparable quarter of 2010. The net loss available to common stockholders for the first nine months of 2011 was $3.9 million, or $0.08 per share, compared to a net loss available to common stockholders of $4.3 million, or $0.12 per share, in the comparable period of 2010. The net loss reported for the nine months ended September 30, 2010 included $1.7 million non-cash interest on debt since converted to common stock and preferred stock dividends, since reclassified as common stock and warrants to purchase common stock.

Cash on hand at September 30, 2011 was approximately $1.1 million as compared to $2.3 million at June 20, 2011 and $3.2 million at December 31, 2010. For the remainder of the year, the Company anticipates receiving approximately $300,000 for the co-development of the Barrett’s esophagus detection product in addition to the $2.2 million received to date. While additional funding is being sought to support manufacturing and marketing activities, management believes that its funds should be sufficient to support existing operations through the first quarter of 2012.

“The FDA’s recent decision to no longer require a panel meeting for the LuViva premarket approval application, we believe, is a positive development,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “At a minimum, we believe it shortens the time frame for an FDA decision, which we have been told to expect by January 20, 2012. Without the burden of a panel meeting, management has refocused its efforts on manufacturing ramp up and preparing for facility audits or inspections which will be required if we receive FDA approval.”

Guided Therapeutics – 3Q 2011

November 14, 2011

“On the international front, our marketing team is in Germany attending the Medica trade fair this week, meeting with distributors and distributor candidates as well as key European opinion leaders in gynecology. It is our intention to be ready to export to distributors in all the major European markets upon issuance of the CE mark, which we anticipate filing for early in 2012 after completing compliance testing on the new LuViva model.

“In fact, we have orders for about a dozen pre-production clinical and demonstration units from select distributors. We have completed the build out of the production facility and have begun hiring production and quality assurance staff. We have also begun assembly of the demonstration units as part of our manufacturing ramp up process,” Dr. Faupel said.

“We have also continued to make progress on our second product to be developed from our platform technology. To date, we have enrolled about 75% of the planned number of subjects for the initial feasibility study of the Barrett’s Esophagus technology we are jointly developing with Konica Minolta Opto. Information from the study will be used to make modifications to the technology for the next phase of clinical studies and for meetings with FDA on a path toward clearance or approval,” Dr. Faupel added.

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Tuesday, November 15, 2011, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (888) 352-6793 or for international callers (719) 457-2705.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until November 22, 2011 by dialing (877) 870-5176 or (858) 384-5517, and using pin number 7348497.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

Guided Therapeutics – 3Q 2011

November 14, 2011

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED September 30, 2011 AND 2010

(In Thousands, Except Per Share Data)

Three Months Ended Nine Months Ended

September 30 September30

In Thousands except per share data	2011	2010	2011	2010
Revenue	1,021	676	2,701	2,302

Cost and Expenses
Research & Development	706	509	2,021	1,406
Sales and Marketing	80	21	200	99
General & Administration	2,942	751	4,412	2,030
Total Operating Expense	3,728	1,281	6,633	3,535

Operating Loss	(2,707)	(605)	(3,932)	(1,233)

Interest & Other Income (expense)	(12)	(30)	(9)	(1,333)
Net Loss	(2,719)	(635)	(3,941)	(2,566)
Preferred Stock Dividends	—	—	—	(1,700)
Net Loss Attributable to Common Stockholders	(2,719)	(635)	(3,941)	(4,266)

Basic and Diluted Net Loss per Share	$(0.06)	$(0.01)	$(0.08)	$(0.12)

Basic and Diluted Weighted Average Shares Outstanding	48,813	44,783	48,159	35,784

	September 30, 2011	December 31, 2010
Cash & Cash Equivalents	1,128	3,268
Working Capital	(1,449)	612
Total Assets	2,839	3,919
Accumulated Deficit	(82,328)	(78,445)
Stockholders’ (Deficit) Equity	(2,164)	1,117

Selected Balance Sheet Data (Unaudited)

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